UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 1)*

                              Antares Pharma, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    036642106
                  --------------------------------------------
                                 (CUSIP Number)

                                 October 1, 2003
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 036642106               SCHEDULE 13G           PAGE   2  OF   9  PAGES

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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SDS Merchant Fund, L.P. (1)
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
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    3       SEC USE ONLY


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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
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                           5      SOLE VOTING POWER
      NUMBER OF                   0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     0
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------
(1) On October 1, 2003, SDS Merchant Fund, L.P. assigned and transferred all of the shares of common stock of the issuer beneficially owned by SDS Merchant Fund, L.P. to SDS Capital Group SPC, Ltd., a Cayman Islands corporation.


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CUSIP NO. 036642106               SCHEDULE 13G           PAGE   3  OF   9  PAGES

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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SDS Capital Partners, LLC
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     0
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP NO. 036642106               SCHEDULE 13G           PAGE   4  OF   9  PAGES

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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Mr. Steven Derby
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     0
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP NO. 036642106               SCHEDULE 13G           PAGE   5  OF   9  PAGES

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ITEM 1(a).        NAME OF ISSUER:

                  Antares Pharma, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  707 Eagleview Boulevard
                  Suite 414
                  Exton, Pennsylvania 19341

ITEM 2(a).        NAME OF PERSON FILING.
ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
ITEM 2(c).        CITIZENSHIP.

                  SDS Merchant Fund, L.P. (the "Reporting Person") c/o SDS Capital Partners, LLC
                  53 Forest Avenue, 2nd Floor
                  Old Greenwich, CT 06870
                  Delaware limited partnership

                  SDS Capital Partners, LLC (the "General Partner") 53 Forest Avenue, 2nd Floor
                  Old Greenwich, CT 06870
                  Delaware limited liability company

                  Mr. Steven Derby ("Mr. Derby")
                  Sole Managing Member of the General Partner
                  53 Forest Avenue, 2nd Floor
                  Old Greenwich, CT 06870
                  United States citizen

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01 per share

ITEM 2(e).        CUSIP NUMBER:

                  036642106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable


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CUSIP NO. 036642106               SCHEDULE 13G           PAGE   6  OF   9  PAGES

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ITEM 4.           OWNERSHIP.

                  The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1 as of October 1, 2003:

                  1.       The Reporting Person.

                  (a)      Amount beneficially owned: 0 shares of common stock.

                  (b)      Percent of Class: 0%

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or direct the vote: 0

                           (ii)     shared power to vote or direct the vote: 0

                           (iii)    sole power to dispose or direct the
                                    disposition of: 0

                           (iv) shared power to dispose or direct the disposition of: 0

                  2.       The General Partner - same as Mr. Derby, see below.

                  3.       Mr. Derby.

                  (a)      Amount beneficially owned: 0 shares of common stock.

                  (b)      Percent of Class: 0%

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or direct the vote: 0

                           (ii)     shared power to vote or direct the vote: 0

                           (iii)    sole power to dispose or direct the
                                    disposition of: 0

                           (iv) shared power to dispose or direct the disposition of: 0

                  On October 1, 2003, the Reporting Person assigned and transferred all of the shares of common stock of the issuer beneficially owned by the Reporting Person to SDS Capital Group SPC, Ltd., a Cayman Islands corporation.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].
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CUSIP NO. 036642106               SCHEDULE 13G           PAGE   7  OF   9  PAGES

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ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.          CERTIFICATION.

                  Certification pursuant to Rule 13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP NO. 036642106               SCHEDULE 13G           PAGE   8  OF   9  PAGES

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 6, 2004

                                          SDS MERCHANT FUND, L.P.
                                          By:  SDS Capital Partners, LLC,
                                               its General Partner


                                          By: /s/ Steven Derby
                                             -----------------------------------
                                              Name:  Steven Derby
                                              Title: Managing Member


                                          SDS CAPITAL PARTNERS, LLC


                                          By: /s/ Steven Derby
                                             -----------------------------------
                                              Name:  Steven Derby
                                              Title: Managing Member


                                              /s/ Steven Derby
                                             -----------------------------------
                                                        Steven Derby



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CUSIP NO. 036642106               SCHEDULE 13G           PAGE   9  OF   9  PAGES

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                                    EXHIBIT A
                             JOINT FILING AGREEMENT

         This Agreement is filed as an exhibit to this Amendment No. 1 to
Schedule 13G being filed by SDS Merchant Fund, L.P., SDS Capital Partners, LLC and Mr. Steven Derby in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, which requires an agreement in writing indicating that this Amendment No. 1 to Schedule 13G to which this Agreement is attached is filed on behalf of the below-named companies, that they are each responsible for the timely filing of the Schedule 13G and any amendments thereto and for the completeness and accuracy of the information concerning such persons contained therein.

         This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

         Dated:  February 6, 2004

                                          SDS MERCHANT FUND, L.P.
                                          By:  SDS Capital Partners, LLC,
                                               its General Partner


                                          By: /s/ Steven Derby
                                             -----------------------------------
                                              Name:  Steven Derby
                                              Title: Managing Member


                                          SDS CAPITAL PARTNERS, LLC


                                          By: /s/ Steven Derby
                                             -----------------------------------
                                              Name:  Steven Derby
                                              Title: Managing Member


                                              /s/ Steven Derby
                                             -----------------------------------
                                                        Steven Derby